UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 7, 2018

BENCHMARK ELECTRONICS, INC.

(Exact name of registrant as specified in its charter)

Texas	1-10560	74-2211011
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4141 N. Scottsdale Road
Scottsdale, Arizona	85251
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (623) 300-7000

Former name or former address, if changed since last report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01	Other Events.

On March 7, 2018, Benchmark Electronics, Inc. (the “Company”) issued a press release announcing that the Company’s Board of Directors declared a quarterly cash dividend of $0.15 per share of the Company’s common stock, payable on April 11, 2018 to shareholders of record as of March 29, 2018 and authorized the repurchase of up to $250 million of the Company’s common stock. The repurchases may be made from time to time in the open market, in privately negotiated transactions, or otherwise, including pursuant to a Rule 10b5-1 plan, at prices that the Company deems appropriate and subject to market conditions, applicable law and other factors deemed relevant in the Company’s sole discretion. The common stock repurchase authorization does not obligate the Company to repurchase any dollar amount or number of shares of common stock, and may be suspended or discontinued at any time. The Company intends to pay for shares repurchased with cash from its balance sheet. The full text of the press release is attached as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

In the same press release referenced above, the Company announced that it has entered into an accelerated share repurchase agreement (the “ASR Agreement”) with Goldman Sachs & Co. LLC (“GS”) to repurchase an aggregate of $50 million of the Company’s common stock (the “ASR Program”). The ASR Agreement was entered into pursuant to the Company’s concurrently announced share repurchase authorization. Under the ASR Agreement, the Company is expected to make a payment of $50 million to GS on March 9, 2018 and GS is expected to make an initial delivery to the Company on the same day of approximately 1.3 million shares of the Company’s common stock, which represents 80% of the payment amount divided by the closing price of the Company’s common stock on March 7, 2018. The Company anticipates that the initial shares will be received and retired within approximately one week of the date of the ASR Agreement.

At the final settlement of the ASR Agreement, which is expected to occur during the third quarter of 2018 (although the completion date may be accelerated at GS’s option during an acceleration period prior to the scheduled termination date), GS may be required to deliver additional shares of common stock to the Company, or, under certain circumstances, the Company may be required to deliver shares of its common stock to GS or may elect to make a cash payment to GS, with the number of shares to be delivered or the amount of such payment based on the volume-weighted average price of the Company’s common stock during the term of the transaction, less a discount. The terms of the ASR Program are subject to adjustment if the Company were to enter into or announce certain types of transactions or to take certain corporate actions.

The information in this Form 8-K and Exhibit 99.1 attached hereto shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section and shall not be deemed incorporated by reference in any filing made by Benchmark Electronics, Inc. under the Securities Act of 1933 or the Securities Exchange Act of 1934, except as set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

Exhibit Number	Exhibit Description
99.1	Benchmark Electronics, Inc. Press Release, dated March 7, 2018 (furnished pursuant to Item 8.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Benchmark Electronics, Inc.

Date: March 7, 2018	By:	/s/ Roop K. Lakkaraju
Roop K. Lakkaraju
Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
99.1	Benchmark Electronics, Inc. Press Release, dated March 7, 2018 (furnished pursuant to Item 8.01)